Exhibit 10.1

AMENDED AND RESTATED AGREEMENT
RELATING TO RETENTION AND
NONCOMPETITION AND OTHER COVENANTS

AMENDED AND RESTATED AGREEMENT by and among Lazard Ltd, a company incorporated under the laws of Bermuda (the “Company”), Lazard Group LLC, a Delaware limited liability company (“Lazard Group”), and Bruce Wasserstein (the “Executive”), dated as of the 29th day of January, 2008 (the “Agreement”).

The Company has determined that it is in the best interests of the Company and its shareholders to assure that the Company and Lazard Group will have the continued dedication of the Executive notwithstanding the scheduled expiration of the Agreement Relating to Retention and Noncompetition and Other Covenants, dated as of May 4th, 2005, between the Company and the Executive (the “Prior Retention Agreement”).  Therefore, in order to accomplish these objectives, the Board of Directors of each of the Company and Lazard Group has respectively caused the Company and Lazard Group to enter into this amendment and restatement of the Prior Retention Agreement and the Special Retention Award Agreement (as defined in Section 3 below), as of the date hereof.

        NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.           Employment Period.  (a)  The Company and Lazard Group hereby agree to continue to employ the Executive, and the Executive hereby agrees to continue to be employed by the Company and Lazard Group, subject to the terms and conditions of this Agreement, for the period commencing on January 29, 2008 (the “Effective Date”) and ending on December 31, 2012, unless earlier terminated in accordance with the terms hereof (the “Employment Period”).

(b)           From and after the Effective Date, this Agreement shall supersede the Prior Retention Agreement with respect to the subject matter hereof.  The execution of this Agreement shall have no effect on the continuing application or the terms of the Agreement Relating to the Reorganization of Lazard, dated as of May 10th, 2005, between Lazard LLC and the Executive (the “Reorganization Agreement”) or any other agreements entered into in connection with the Reorganization (as defined in the Reorganization Agreement) (collectively, the “Reorganization Documents”), including any agreements with respect to the HoldCo Interests or Exchangeable Interests (each as defined in the Reorganization Documents), which shall continue in full force and effect in accordance with their terms, and all references to (including the terms defined by reference to) the Prior Retention Agreement contained in any Reorganization Document or any other agreement between the Executive and the Company or its affiliates entered into prior to the Effective Date, including without limitation any stock unit award agreements entered into prior to the Effective Date (which for purposes hereof shall include the stock unit award agreement entered into as of the date hereof with respect to 2007 annual compensation), shall continue to refer to and be controlled by the Prior Retention Agreement.

2.           Terms of Employment.  (a)  Position and Duties.  (i)  During the Employment Period, the Executive shall serve as Chairman and Chief Executive Officer of each of the Company and Lazard Group, with such authority, duties and responsibilities as are commensurate with such positions, and shall serve as a member of the Company’s Board of Directors (the “Board”).

           (ii)           During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his attention and time during normal business hours to the business and affairs of the Company and Lazard Group and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities.  During the Employment Period, it shall not be a violation of this Agreement for the Executive to, consistent with and subject to the policies applicable to members of the Board, (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures or fulfill speaking engagements and (C) manage personal investments or engage in other activities consistent with past practice (including, without limitation, with respect to Wasserstein & Co., LP consistent with Section 9(b)(ii) of this Agreement), so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company and Lazard Group in accordance with this Agreement.

(b)           Compensation.

(i)           Base Salary.  During the Employment Period, the Executive shall receive annual base salary (“Annual Base Salary”) at a rate of no less than $900,000, which shall be payable in accordance with the normal payroll practices of Lazard Group.  The term “Annual Base Salary” shall refer to the Annual Base Salary as it may be increased.

(ii)           Incentive Compensation.  With respect to the Company’s 2008, 2009 and 2010 fiscal years, the Compensation Committee of the Board (the “Compensation Committee”) and the Board shall assess the Executive’s performance on the basis of such criteria as they may deem appropriate in their absolute discretion.  Based on such assessment for each such fiscal year, the Compensation Committee and the Board may award the Executive approximately 900,000 restricted stock units (“RSUs”) in respect of the Company’s Class A common stock (“Common Stock”) (each such award, if any, an “Annual Award”), with such increases or decreases to the number of such RSUs actually awarded for such fiscal year as the Compensation Committee and the Board may determine in their absolute discretion.  The grant of any such RSUs shall be made pursuant to an award agreement (an “Annual Award Agreement”) containing terms and conditions consistent herewith and otherwise as determined by the Board and the Committee in their absolute discretion.  All RSUs awarded pursuant to any Annual Award shall vest on (A) December 31, 2012, subject to the Executive’s continued employment with the Company and Lazard Group through such date, or (B) if earlier, the occurrence of a Change in Control (as defined in Company’s 2005 Equity Incentive Plan); provided that, in the event that such Change in Control does not qualify as an event described in Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder, such RSUs shall not be settled until December 31, 2012, or, if earlier, immediately following any permissible payment event under Section 409A of the Code and the regulations thereunder (but shall not be subject to any forfeiture provisions following such Change in Control).  Notwithstanding the foregoing, in the event that, during the Employment Period, the Company terminates the Executive’s employment other than for Cause or the Executive’s employment terminates due to death or Disability, all RSUs previously awarded pursuant to any Annual Award shall vest on the earliest of (A) December 31, 2012, (B) the Executive’s death and (C) the occurrence of a Change in Control (subject to the proviso contained in the immediately preceding sentence); provided, however, that in the event of any non-compliance with the restrictive covenants under the applicable Annual Award Agreements during the applicable periods specified therein following a termination other than for Cause or due to the Executive’s Disability (other than following a Change in Control), all such RSUs shall be forfeited.  Except as otherwise provided above, all RSUs awarded pursuant to any Annual Award shall be settled as soon as practicable (but in no event more than 30 days) after the applicable vesting date.  In the event that, during the Employment Period, the Company terminates the Executive’s employment for Cause or the Executive terminates his employment for any reason (other than due to death or Disability), all RSUs awarded pursuant to any Annual Award shall be forfeited.  The Compensation Committee and the Board may also award the Executive an additional bonus for each such fiscal year in the amount and form and with such other terms and conditions as the Compensation Committee and the Board may determine in their absolute discretion.

(iii)           With respect to each of the Company’s 2011 and 2012 fiscal years, the Compensation Committee and the Board shall assess the Executive’s performance on the basis of such criteria as they may deem appropriate in their absolute discretion.  Based on such assessment for each such fiscal year, the Compensation Committee and the Board may award the Executive for such fiscal year an annual bonus, which shall be in the amount and form and have such other terms and conditions as the Compensation Committee and the Board may determine in their absolute discretion.

(iv)           Other Benefits.  During the Employment Period, the Executive shall be entitled to participate in all employee pension, welfare and other benefit plans, practices, policies and programs generally applicable to the most senior executives of the Company and Lazard Group on a basis and on terms no less favorable than that provided to such senior executives; provided that the Executive shall not be eligible to participate in any equity-related, bonus, incentive, severance, profit sharing or deferred compensation plan or any similar plan, scheme or arrangement without the consent of the Compensation Committee or the Board (as applicable) other than (A) as set forth in Section 2(b)(ii) or (iii) and Section 3, (B) participation in the tax-qualified and supplemental retirement plans of Lazard Group or its affiliates or (C) participation in plans that provide the Executive only the opportunity to defer the receipt of income otherwise payable hereunder.  In addition, the Executive shall be entitled to perquisites and fringe benefits no less favorable than those provided to him by Lazard Group immediately prior to the Effective Date, to the extent not inconsistent with the policies of the Company or Lazard Group, as applicable, as in effect from time to time.

(v)           Expenses.  During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in the performance of his duties in accordance with the policies of the Company or Lazard Group, as applicable, as in effect from time to time.

(vi)           Vacation.  During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, policies, programs and practices of the Company or Lazard Group, as applicable, as in effect from time to time with respect to the senior executives of the Company and Lazard Group.

3.           Special Retention Award.  Effective as of the Effective Date, the Compensation Committee shall grant the Executive RSUs in respect of 2,700,000 shares of Common Stock (the “Special Retention Award”), on the terms set forth in the Stock Unit Award Agreement attached hereto as Exhibit A (“Special Retention Award Agreement” and, together with any Annual Award Agreements, the “RSU Award Agreements”).

4.           Termination of Employment.  (a)  Death or Disability.  The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period.  If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give the Executive written notice in accordance with Section 11(b) of this Agreement of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties.  For purposes of this Agreement, “Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive days in a 365-day period as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to the Executive or the Executive’s legal representative.

(b)           By the Company.  The Company may terminate the Executive’s employment during the Employment Period either with or without Cause (subject to the notice requirements of Section 4(d)).  For purposes of this Agreement, “Cause” shall mean:

(i)           conviction of the Executive of, or a guilty or nolo contendere plea (or the equivalent in a non-United States jurisdiction) by the Executive to, a felony (or the equivalent in a non-United States jurisdiction), or of any other crime that legally prohibits the Executive from working for the Company or its affiliates;

(ii)           breach by the Executive of a regulatory rule that materially adversely affects the Executive’s ability to perform his duties;

(iii)           willful and deliberate failure on the part of the Executive (A) to perform his employment duties in any material respect or (B) to follow specific reasonable directions received from the Board, in each case following written notice to the Executive of such failure and, if such failure is curable, the Executive’s failing to cure such failure within a reasonable time (but in no event less than 30 days); or

(iv)           a breach of a Covenant that is (individually or combined with other such breaches) demonstrably and materially injurious to the Company or any of its affiliates.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

The Executive shall not be terminated (including for Cause) or asked to resign unless and until there shall have been delivered to the Executive a copy of the resolutions duly adopted by the affirmative vote of a majority of the members of the Board then in office at a meeting called and held for such purpose, provided that, with respect to any such meeting, the Executive and the members of the Board shall have been given reasonable notice of such meeting (which shall, in any event, not require more than five (5) days notice) and the Executive shall have been given an opportunity, together with counsel, to be heard at such meeting (it being understood that the failure to provide such adequate notice shall invalidate any action or resolution of the Board to terminate the Executive).  The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of the resolutions complying with the provisions set forth in the foregoing sentence, which resolutions find that, in the good faith opinion of the Board, the Executive is guilty of conduct constituting Cause as described above, and specifies the particulars thereof in detail.  The Executive agrees that the Company, Lazard Group and their respective affiliates shall be entitled, without the consent of the Executive, to amend (a) the proviso to the last sentence of Section 24.03 and the last sentence of Section 24.09 of the Amended and Restated Bye-Laws of Lazard Ltd, adopted as of May 10, 2005 and (b)  the last sentence to Section 3.01(d) and the proviso to Section 3.01(f) to the Operating Agreement of Lazard Group LLC, dated as of May 10, 2005 to conform to the procedural requirements specified in the prior two sentences.

(c)           By the Executive.  During the Employment Period, the Executive’s employment may be terminated by the Executive for any or no reason (subject to the notice requirements of Section 4(e)).

(d)           Notice of Termination.  Any termination by the Company for Cause shall be communicated by Notice of Termination to the Executive given in accordance with Section 11(b) of this Agreement.  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in Section 4(b) relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the Date of Termination (which date shall be not more than 30 days after the giving of such notice).  The failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder.

(e)           Date of Termination.  For purposes of this Agreement, “Date of Termination” means (i) if the Executive’s employment is terminated by the Company for Cause, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be, (ii) if the Executive’s employment is terminated by the Company other than for Cause, death or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, (iii) if the Executive’s employment is terminated by the Executive, the Date of Termination shall be the date on which the Executive notifies the Company of such termination, which date shall not be less than three months after the Executive notifies the Company of such termination, unless waived in writing by the Company and (iv) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

5.           Obligations of the Company upon Termination.  (a)  By the Company Other Than for Cause, Death or Disability.  If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause, death or Disability:

(i)           Lazard Group shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the sum of (A) the Executive’s Annual Base Salary through the Date of Termination and (B) any earned and unpaid cash bonus amounts for fiscal years of the Company completed prior to the Date of Termination, in each case, to the extent not theretofore paid (the sum of the amounts described in subclauses (A) and (B), the “Accrued Obligations”); provided that, notwithstanding the foregoing, if the Executive has made an irrevocable election under any deferred compensation arrangement subject to Section 409A of the Code to defer any portion of any cash bonus described in clause (B) above, then such deferral election, and the terms of the applicable deferred compensation arrangement, shall apply to such portion of such cash bonus, and such portion shall not be considered part of the “Accrued Obligations” but shall instead be deemed an “Other Benefit” (as defined below) for purposes of Sections 5(a) through (d);

(ii)           (A) for the remainder of the Executive’s life and that of his current spouse, the Executive, his spouse and his eligible dependents shall continue to be eligible to participate in the medical and dental benefit plans of Lazard Group on the same basis as the Executive participated in such plans immediately prior to the Date of Termination, to the extent that the applicable plan permits such continued participation for all or any portion of such period (it being agreed that Lazard Group will use its reasonable efforts to cause such continued coverage to be permitted under the applicable plan for the entire period) and (B) in the event such benefits continuation period is required to be limited to a shorter period, the actual period of continuation shall not run concurrently with or reduce the Executive’s right to continued coverage under COBRA and, for purposes of determining the Executive’s eligibility for and right to commence receiving benefits under the retiree health care benefit plans of Lazard Group, the Executive shall receive additional years of age and service credit equal to the number of years and portions thereof in the applicable benefits continuation period (collectively, the “Medical Benefits”) (the amount of Medical Benefits provided in any given calendar year shall not affect the amount of Medical Benefits provided in any other calendar year, and the Executive’s right to Medical Benefits may not be liquidated or exchanged for any other benefit); and

(iii)           to the extent not theretofore paid or provided, Lazard Group shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of Lazard Group and its affiliates through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(b)           Death.  If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for the payment of the Accrued Obligations and the timely payment or provision of Other Benefits.  The Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination.  With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 5(b) shall include death benefits as in effect on the date of the Executive’s death with respect to senior executives of the Company and Lazard Group and their beneficiaries and the provision of the Medical Benefits to the Executive’s current spouse and his eligible dependents.

(c)           Disability.  If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for the payment of the Accrued Obligations and the timely payment or provision of Other Benefits.  The Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.  With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 5(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits as in effect at any time thereafter generally with respect to senior executives of the Company and Lazard Group and the provision of the Medical Benefits to the Executive and his current spouse and his eligible dependents.

(d)           By the Company for Cause; By the Executive; Expiration of the Employment Period.  If, during the Employment Period, the Executive’s employment shall be terminated for Cause or the Executive terminates his employment for any reason, or if the Executive’s employment with the Company ceases upon or following the expiration of the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay or provide to the Executive (i) the Accrued Obligations, (ii) the Medical Benefits (other than upon a termination for Cause) and (iii) the Other Benefits, in each case to the extent theretofore unpaid.

6.           Non-exclusivity of Rights.  Except as specifically provided, nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliates and for which the Executive may qualify, provided that he shall not be entitled to severance pay under any severance policy of the Company or its affiliates.  Amounts or benefits that are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with Lazard Group or any of its affiliates (including without limitation the RSU Award Agreements) at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

7.           Full Settlement.  Lazard Group’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company or its affiliates may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement or the RSU Award Agreements and such amounts shall not be reduced whether or not the Executive obtains other employment.  Lazard Group agrees to pay as incurred (within 30 days following its receipt of an invoice from the Executive), at any time from the Effective Date through the Executive’s remaining lifetime (or, if longer, through the 20th anniversary of the Effective Date) to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company or its affiliates, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or the RSU Award Agreements or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code, provided that the Executive prevails on one material issue; provided, further, that in the event the final resolution of any such contest results in the Executive not prevailing on a material issue, the Executive shall be required to reimburse the Company all sums advanced to the Executive pursuant to this Section 7 within 30 days of the date of the final resolution of that claim.  In order to comply with Section 409A of the Code, (a) in no event shall the payments by Lazard Group under this Section 7 be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred, provided that the Executive shall have submitted an invoice for such fees and expenses at least 30 days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred, (b) the amount of such legal fees and expenses that Lazard Group is obligated to pay in any given calendar year shall not affect the legal fees and expenses that Lazard Group is obligated to pay in any other calendar year, and (c) the Executive’s right to have Lazard Group pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.

8.           Certain Additional Payments by the Company.  (a)  Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, benefit or distribution by Lazard Group or its affiliates to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 8) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, but excluding any income taxes and penalties imposed pursuant to Section 409A of the Code, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.  The Company’s obligation to make Gross-Up Payments under this Section 8 shall not be conditioned upon the Executive’s termination of employment.

(b)           Subject to the provisions of Section 8(c), all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Deloitte & Touche LLP or such other nationally recognized certified public accounting firm reasonably acceptable to the Company as may be designated by the Executive (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company.  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any determination by the Accounting Firm shall be binding upon the Company and its affiliates and the Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to Section 8(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(c)           The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim, and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i)           give the Company any information reasonably requested by the Company relating to such claim,

(ii)           take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii)           cooperate with the Company in good faith in order effectively to contest such claim, and

(iv)           permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 8(c), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either pay the tax claimed to the appropriate taxing authority on behalf of the Executive and direct the Executive to sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that, if the Company pays such claim and directs the Executive to sue for a refund, the Company shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such payment or with respect to any imputed income with respect to such payment; and further provided, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)           If, after the receipt by the Executive of a Gross-Up Payment or payment by the Company of an amount on the Executive’s behalf pursuant to Section 8(c), the Executive becomes entitled to receive any refund with respect to the Excise Tax to which such Gross-Up Payment relates or with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 8(c), if applicable) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after payment by the Company of an amount on the Executive’s behalf pursuant to Section 8(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then the amount previously paid shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(e)           Any Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination; provided that, the Gross-Up Payment shall in all events be paid no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the Excise Tax (and any income or other related taxes or interest or penalties thereon) on a Payment are remitted to the Internal Revenue Service or any other applicable taxing authority or, in the case of amounts relating to a claim described in Section 8(c) that does not result in the remittance of any federal, state, local and foreign income, excise, social security and other taxes, the calendar year in which the claim is finally settled or otherwise resolved.  Notwithstanding any other provision of this Section 8, the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for the benefit of the Executive, all or any portion of any Gross-Up Payment, and the Executive hereby consents to such withholding.

9.           Confidential Information; Restrictive Covenants.  (a)  Confidential Information.  In the course of involvement in the Company’s activities or otherwise, the Executive has obtained or may obtain confidential information concerning the Company’s businesses, strategies, operations, financial affairs, organizational and personnel matters (including information regarding any aspect of the Executive’s tenure as a managing director, member, partner or employee of the Company or of the termination of such position, partnership or employment), policies, procedures and other non-public matters, or concerning those of third parties.  The Executive shall not at any time (whether during or after the Executive’s employment with the Company) disclose or use for the Executive’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company, any trade secrets, information, data or other confidential or proprietary information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, plans or the business and affairs of the Company, provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of the Executive’s breach of this covenant or as required pursuant to an order of a court, governmental agency or other authorized tribunal.  The Executive agrees that upon termination of the Executive’s employment with the Company for any reason, the Executive or, in the event of the Executive’s death, the Executive’s heirs or estate at the request of the Company, shall return to the Company immediately all memoranda, books, papers, plans, information, letters and other data and all copies thereof or therefrom, in any way relating to the business of the Company, except that the Executive (or the Executive’s heirs or estate) may retain personal notes, notebooks and diaries.  The Executive further agrees that the Executive shall not retain or use for the Executive’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the businesses of the Company.  Without limiting the foregoing, the existence of, and any information concerning, any dispute between the Executive and the Company shall be subject to the terms of this Section 9(a), except that the Executive may disclose information concerning such dispute to the arbitrator or court that is considering such dispute, and to the Executive’s legal counsel, spouse or domestic partner and tax and financial advisors, provided that such persons agree not to disclose any such information other than as necessary to the prosecution or defense of the dispute.

(b)           Noncompetition.  (i)    The Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company.  The Executive further acknowledges and agrees that in connection with the reorganization of Lazard Group, and in the course of the Executive’s subsequent employment, the Executive has been and shall be provided with access to sensitive and proprietary information about the clients, prospective clients, knowledge capital and business practices of the Company, and has been and shall be provided with the opportunity to develop relationships with clients, prospective clients, consultants, employees, representatives and other agents of the Company, and the Executive further acknowledges that such proprietary information and relationships are extremely valuable assets in which the Company has invested and shall continue to invest substantial time, effort and expense.  The Executive hereby agrees that while employed by the Company during the Employment Period and thereafter until the date that is (i) three months after the Executive’s Date of Termination for any reason other than a termination by the Company without Cause or (ii) one month after the Executive’s Date of Termination by the Company without Cause (in either case, such period, the “Noncompete Restriction Period”), the Executive shall not, directly or indirectly (other than in respect of the activities of Wasserstein &

Co., LP that do not involve the direct rendering of services by the Executive), on the Executive’s behalf or on behalf of any other person, firm, corporation, association or other entity, as an employee, director, advisor, partner, consultant or otherwise, engage in a “Competing Activity,” or acquire or maintain any ownership interest in, a “Competitive Enterprise.”  For purposes of this Agreement, (x) “Competing Activity” means the providing of services or performance of activities for a Competitive Enterprise in a line of business that is similar to any line of business in respect of which the Executive provided services to the Company and (y) “Competitive Enterprise” means a business (or business unit) that (1) engages in any activity or (2) owns or controls a significant interest in any entity that engages in any activity, that in either case, competes anywhere with any activity in which the Company is engaged up to and including the Executive’s Date of Termination.  Notwithstanding anything in this Section 9(b), the Executive shall not be considered to be in violation of this Section 9(b) solely by reason of owning, directly or indirectly, any stock or other securities of a Competitive Enterprise (or comparable interest, including a voting or profit participation interest, in any such Competitive Enterprise) if the Executive’s interest does not exceed 5% of the outstanding capital stock of such Competitive Enterprise (or comparable interest, including a voting or profit participation interest, in such Competitive Enterprise).

(ii)           The Executive acknowledges that the Company is engaged in business throughout the world.  Accordingly, and in view of the nature of the Executive’s position and responsibilities, the Executive agrees that the provisions of this Section 9(b) shall be applicable to each jurisdiction, foreign country, state, possession or territory in which the Company may be engaged in business while the Executive is employed by the Company.  Notwithstanding anything contained in Sections 9(b) and 9(c) of this Agreement to the contrary or in any restricted stock unit agreement between the Executive and the Company or its affiliates entered into on, prior to or after the Effective Date (including, without limitation, the RSU Award Agreements), in no event shall the Executive’s services to or relationship with Wasserstein & Co., LP, to the extent consistent with his relationship with and services to Wasserstein & Co., LP as of the date hereof, be considered to be in violation of, or give rise to a violation of, Section 9(b) or 9(c) of this Agreement (or any similar provisions in any restricted stock unit agreement between the Executive and the Company or its affiliates entered into on, prior to or after the Effective Date (including, without limitation, the RSU Award Agreements).  If the Executive desires to make available to Wasserstein & Co., LP any corporate opportunity of the Company that arises from a relationship of the Company (other than any relationship of the Executive existing on November 15, 2001), the Executive shall first receive the written consent of the Nominating and Governance Committee of the Board; it being understood, for the avoidance of doubt, that such written consent shall not be required in connection with the offering to Wasserstein & Co., LP of an opportunity by the Company on behalf of a client of the Company.

(c)           Nonsolicitation of Clients.  The Executive hereby agrees that while employed by the Company during the Employment Period and thereafter during the Noncompete Restriction Period, the Executive shall not, in any manner, directly or indirectly (other than in respect of the activities of Wasserstein & Co., LP that do not involve the direct rendering of services by the Executive), (i) Solicit a Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Company, or (ii) interfere with or damage (or attempt to interfere with or damage) any relationship between the Company and a Client.  For purposes of this Agreement, the term “Solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, persuading, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action, and the term “Client” means any client or prospective client of the Company, whether or not the Company has been engaged by such client pursuant to a written agreement; provided that an entity which is not a client of the Company shall be considered a “prospective client” for purposes of this sentence only if the Company made a presentation or written proposal to such entity during the 12-month period preceding the Date of Termination or was preparing to make such a presentation or proposal at the time of the Date of Termination.

(d)           No Hire of Employees.  The Executive hereby agrees that while employed by the Company during the Employment Period and thereafter until the date that is six months after the Executive's Date of Termination for any reason, the Executive shall not, directly or indirectly, for himself or on behalf of any third party (other than the Company and its affiliates) at any time in any manner, Solicit, hire or otherwise cause any employee who is at the associate level or above, officer or agent of the Company to apply for, or accept employment with, any Competitive Enterprise, or to otherwise refrain from rendering services to the Company or to terminate his or her relationship, contractual or otherwise, with the Company, other than in response to a general advertisement or public solicitation not directed specifically to employees of the Company.

(e)           Nondisparagement; Transfer of Client Relationships.  The Executive shall not at any time (whether during or after the Executive’s employment with the Company), and shall instruct his spouse, domestic partner, parents, and any of their lineal descendants (it being agreed that in any dispute between the parties regarding whether the Executive breached such obligation to instruct, the Company shall bear the burden of demonstrating that the Executive breached such obligation) not to, make any comments or statements to the press, employees of the Company, any individual or entity with whom the Company has a business relationship or any other person, if such comment or statement is disparaging to the Company, its reputation, any of its affiliates or any of its current or former officers, members or directors, except for truthful statements as may be required by law.  The Company agrees not to, and to cause its Board and senior executives not to, make any comments or statements to the press, employees of the Company, any individual or entity with whom the Company has a business relationship or any other person, if such statement or comment is disparaging to the Executive, except for truthful statements as may be required by law.  During the period commencing on the Executive’s Date of Termination and ending 90 days thereafter, the Executive hereby agrees to take all actions and do all such things as may be reasonably requested by the Company from time to time to maintain for the Company the business, goodwill and business relationships with any of the Clients with whom the Executive worked during the term of the Executive’s employment, provided that such actions and things do not materially interfere with other employment of the Executive.

(f)           Notice of Termination.  Pursuant to Sections 4(d) and 4(e), the Executive has agreed to provide three months’ written notice to the Company prior to his termination of employment.  The Executive hereby agrees that, if, during the three-month period after the Executive has provided notice of termination to the Company or prior thereto, the Executive enters (or has entered into) a written agreement to perform Competing Activities for a Competitive Enterprise, such action shall be deemed a violation of Section 9(b).

(g)           Covenants Generally.  The Executive’s covenants as set forth in Section 9 of this Agreement are from time to time referred to herein as the “Covenants.”  If any of the Covenants is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such Covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining such Covenants shall not be affected thereby; provided, however, that if any of such Covenants is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such Covenant shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.  For purposes of this Section 9, the “Company” shall mean the Company and its subsidiaries and affiliates and its and their predecessors.

(h)           Acknowledgement.  The Executive understands that the provisions of the Covenants may limit the Executive’s ability to work in a business similar to the business of the Company; however, the Executive agrees that in light of the Executive’s education, skills, abilities and financial resources, the Executive shall not assert, and it shall not be relevant nor admissible as evidence in any dispute arising in respect of the Covenants, that any provisions of the Covenants prevent the Executive from earning a living.  In connection with the enforcement of or any dispute arising in connection with the Covenants, the wishes or preferences of a Client as to who shall perform its services, or the fact that the Client may also be a client of a third party with whom the Executive is or becomes associated, shall neither be relevant nor admissible as evidence.  The Executive hereby agrees that prior to accepting employment with any other person or entity during his employment with the Company or during the Noncompete Restriction Period, the Executive shall provide such prospective employer with written notice of the provisions of this Agreement, with a copy of such notice delivered no later than the date of the Executive’s commencement of such employment with such prospective employer, to the General Counsel of the Company.

(i)           Expiration of the Employment Period.  The provisions of this Section 9 shall remain in full force and effect from the Effective Date through the expiration of the period specified therein notwithstanding the earlier termination of the Employment Period or the Executive’s employment.

(j)           Covenants Reasonable; Remedies.  The Company and the Executive acknowledge that the time, scope, geographic area and other provisions of the Covenants have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the activities contemplated by this Agreement.  The Executive acknowledges and agrees that the terms of the Covenants: (i) are reasonable in light of all of the circumstances, (ii) are sufficiently limited to protect the legitimate interests of the Company, (iii) impose no undue hardship on the Executive and (iv) are not injurious to the public.  The Executive further acknowledges and agrees that the Executive’s breach of the Covenants will cause the Company irreparable harm, which cannot be adequately compensated by money damages.  The Executive also agrees that the Company shall be entitled to injunctive relief for any actual or threatened violation of any of the Covenants in addition to any other remedies it may have, including money damages.  The Executive acknowledges and agrees that any such injunctive relief or other remedies shall be in addition to, and not in lieu of, any forfeitures of awards (required pursuant to the terms of any such awards, including without limitation the awards granted under the RSU Award Agreements) that may be granted to the Executive in the future under one or more of the Company’s compensation and benefit plans.

10.           Successors.  (a)  This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)           This Agreement shall inure to the benefit of and be binding upon the Company and Lazard Group and their respective successors and assigns.

(c)           The Company and Lazard Group will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company or Lazard Group to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company and Lazard Group would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” and “Lazard Group” shall mean the Company and Lazard Group as hereinbefore defined and any successor to their respective businesses and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

11.           Miscellaneous.  (a)  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws.  Any dispute, controversy or claim between the parties arising out of or relating to or in connection with this Agreement, or in any way relating to any other relationship that exists or has existed between the parties hereto, or any amendment or modification hereof, shall be settled by the courts of the State of New York.  Notwithstanding the foregoing, any dispute regarding the Executive’s HoldCo Interests or Exchangeable Interests (each as defined in the Reorganization Agreement) or any other matter relating to the Reorganization, but not any dispute concerning an actual or purported termination of the Executive’s employment or any actual or purported breach of the Covenants, or any other dispute required by applicable law or regulation to be arbitrated, shall be governed by, and subject to, the dispute resolution provision in the applicable Reorganization Document.

(b)           All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

        If to the Executive:

        At the most recent address on file at the Company.

        If to the Company:

        Lazard Ltd
        30 Rockefeller Plaza
New York, New York  10020
Attention:  General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c)           For purposes of this Agreement, “affiliate” shall mean any entity controlled by, controlling or under common control with the Company.

(d)           The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.  Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

(e)           Lazard Group may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(f)           The Executive’s, the Company’s or Lazard Group’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive, the Company or Lazard Group may have hereunder, including, without limitation, the right of the Company to terminate the Executive for Cause pursuant to
Section 4(b) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(g)           The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(h)           This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from their respective Boards of Directors, each of the Company and Lazard Group has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

/s/ Bruce Wasserstein
BRUCE WASSERSTEIN

LAZARD LTD

By:	/s/ Scott D. Hoffman

LAZARD GROUP LLC

By:	/s/ Scott D. Hoffman